Exhibit 10.2

Execution Copy

SIXTH AMENDMENT TO AMENDED AND RESTATED

MERCHANT SERVICES AGREEMENT

This SIXTH AMENDMENT (the “Sixth Amendment”) to the Amended and Restated Merchant Services Agreement dated as of February 1, 2004 between CITIBANK (SOUTH DAKOTA), N.A., successor to CITIBANK (USA), N.A., (“Bank”) and OFFICE DEPOT, INC., (“Company”) is dated as of this 6th day of February, 2009.

WITNESSETH:

WHEREAS, Bank and Company entered into a certain Amended and Restated Merchant Services Agreement dated as of February 1, 2004 (the “Agreement”), as amended; and

WHEREAS, Bank and Company wish to revise the Agreement in certain respects, as hereafter described;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Definitions. The definition of “Required Reserve Amount” is hereby deleted and replaced with the following new definition:

“Required Reserve Amount” means, at any point in time, the product of the then applicable Reserve Percentage multiplied by the Account balances, except that the Required Reserve Amount following termination or non-renewal of this Agreement for any reason shall be the product of the applicable Reserve Percentage multiplied by the Account balances existing as of the effective date of such termination or non-renewal.

2. Section 2.2(b) is hereby deleted and replaced with the following new Section 2.2(b):

(b) Plan Exclusivity. During the Term, neither Company nor any other party on behalf of Company will enter into any arrangement or agreement with a third party provider under which Company issues, sponsors, participates in or accepts another private label credit card, or private label credit account, including any credit card or account under any of Company’s names or logos or any other credit card or account that would otherwise compete with the Card Plan except for a co-branded general purpose credit card issued by a third party or Company (“Co-branded Card”). Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit Company from accepting any major general purpose credit card (e.g., NOVUS, American Express, MasterCard or Visa) as a means of payment by customers for purchases of Authorized Goods and Services. Company agrees that Bank shall have the right to review, and approve or decline each Application submitted by a customer or prospective customer of Company applying for a private label credit card or private label credit account before such Application is provided to any other party. Subject to the foregoing sentence, Company may offer secondary sources of financing to those of its customers that do not qualify for an Account, provided Company does not issue, arrange to issue, or accept any private label credit card or private label credit account in connection with such financing.

3. Section 3.10(b) is hereby deleted and replaced with the following new Section 3.10(b):

(b) Method of Recourse. Bank is not required to pay Company for a Card Sale which is being charged back. If Bank has already paid Company for such Card Sale, Bank, at its sole discretion, may deduct the amount to be charged back from the Settlement Account or charge such amount against a future payment to Company. Alternatively, Bank may demand that Company pay Bank the amount of the Chargeback and Company shall make such payment within three (3) Business Days of such demand. Any Chargebacks which are not paid by the aforesaid means shall be due and payable by Company promptly on demand.

4. Section 4.1(e) is hereby deleted and replaced with the following new Section 4.1(e):

(e) Bank may charge the amount of the Merchant Fee, fees specified in Schedule I and any other amounts owed by Company under this Agreement against the Settlement amount and/or from amounts calculated pursuant to Section 4.1(a)(i), above due Company, or Bank may debit the Settlement Account in the amount of the Merchant Fee and any other amounts owed by Company under this Agreement. If Bank elects the former and the Settlement amount due Company is insufficient to cover the Merchant Fee and any other amounts owed under this Agreement, Bank, at its option, may charge the amounts owed under this Agreement or any remaining portion thereof against subsequent amounts due Company or debit the Settlement Account. Any amounts owed which cannot be paid by the aforesaid means shall be due and payable by Company upon Bank’s written demand.

5. Section 4.4 is hereby deleted and replaced with the following new Section 4.4:

4.4 Bonus Payments. Upon execution of this Agreement, Bank shall pay to Company the sum of Eight Million Dollars ($8,000,000) as a signing bonus. In addition, Bank will credit to the Marketing Fund the sum of Five Hundred Thousand Dollars ($500,000) upon execution of this Agreement and an additional Five Hundred Thousand Dollars ($500,000) on the first anniversary of the Effective Date of this Agreement. In the event that this Agreement terminates prior to September 30, 2011 for any reason other than a termination by Company pursuant to Sections 4.1(c)(ii) or 6.2(b)(iii), Company shall pay to Bank an amount equal to $97,826.09 multiplied by the number of months remaining on the Term (the “Unamortized Premium”). Bank may charge any amount owed by Company pursuant to this Section 4.4 against the Settlement Account.

6. Section 5.1 is hereby deleted and replaced with the following new Section 5.1:

5.1 Reserve Fees Account Handling.

(a) Bank shall maintain an accounting of the Reserve Fees paid by Company as set forth in Section 4.2, above, which shall be identified as the Reserve Fees Account. The Reserve Fees Account maintained pursuant to the Prior Agreements shall be held by Bank and shall constitute the opening balance of the Reserve Fees Account established pursuant to this Agreement. Each month Bank will charge against the Reserve Fees Account (i) the Losses during the previous month (which shall include all amounts that are due or accrued under the Accounts) of all Accounts in each of the Commercial Revolve Card Plan, Commercial Revolve No Fee Plan, Commercial Invoice Card Plan and Credit Exception Accounts; and (ii) any Chargebacks and other amounts to which Bank is entitled under this Agreement that have not been paid via a charge to Settlement or the Settlement Account or otherwise by Company following Bank’s demand (the “Contingent Liabilities”). Each month Bank shall also credit to the Reserve Fees Account any amounts recovered and received during the previous month by Bank for Losses previously charged against the Reserve Fees Account, less applicable collection expenses, including collection agency fees, reasonable legal costs and court costs and for Chargeback reversals.

(b) Each month during the Term, and for a period of twelve (12) months following termination or non-renewal, following the charge for Losses and Contingent Liabilities and the credit for recoveries set forth in Section 5.1(a) above, Bank shall determine whether the balance in the Reserve Fees Account is greater than or less than the Required Reserve Amount (whether resulting from charges for Losses, credits for Reserve Fees, changes in the Reserve Percentage or any other cause). If such balance is greater than the Required Reserve Amount, Bank shall promptly rebate to Company via the Settlement Account the excess amount of the Reserve Fees Account balance. If such balance is less than the Required Reserve Amount then such shortfall amount is due immediately and Bank may, at its sole option, either promptly charge such amount to the Settlement Account or require payment of such amount by Company via wire transfer within three (3) Business Days of Bank’s demand.

(c) In order to support its timely performance of the financial obligations contained in this Agreement, including but not limited to Company’s obligation to pay for Losses and Contingent Liabilities, Company shall, within five (5) Business Days of the execution of the Sixth Amendment, deliver to Bank an irrevocable 12-month auto-renewal standby letter of credit, in a form determined by Bank in its sole discretion, in an amount equal to twenty-five million dollars ($25,000,000.00) (the “Letter of Credit”). The Letter of Credit shall be issued by a financial institution with a current senior unsecured debt rating of A or better according to Standard & Poor’s and A2 or better according to Moody’s Investors Service. The existing letter of credit, No. CTCS-716495 issued by JPMorgan Chase Bank, N.A. on December 30, 2008 and expiring on December 29, 2009 shall be amended to satisfy this requirement for the Letter of Credit. Bank may, in the exercise of its reasonable business judgment, review the form, issuer and amount of the Letter of Credit during the Term of this Agreement and following termination for so long as Company is obligated to make payments to Bank under this Agreement, and determine whether the Letter of Credit (or any balance remaining to be drawn on the Letter of Credit) is adequate to support Company’s financial obligations under this Agreement. No increase in the amount of the Letter of Credit shall be required by Bank to be effective prior to December 29, 2009. Any required increase to the amount of the Letter of Credit shall, upon prior notice to Company, be determined in Bank’s reasonable business judgment based on historical and forecasted Losses and Contingent Liabilities and Bank’s assessment of Company’s financial condition. In no event shall the amount of the Letter of Credit exceed the amount of forty-five million dollars ($45,000,000.00). If Bank determines that an increase in the amount of the Letter of Credit is required and notifies Company in writing of such proposed increase, Company shall cause the issuer to increase the amount of the Letter of Credit (or, with Bank’s consent, provide a replacement Letter of Credit or a new Letter of Credit in a form and issued by an institution determined by Bank in its sole discretion, provided an issuer with a minimum rating as provided above will be acceptable, in the amount of such increase) within fifteen (15) days of Company’s receipt of such notification from Bank. In the event Company does not cause the increase to the amount of the Letter of Credit to be made as required by Bank under this Section, Bank may debit the amount of any such required increase from the Settlement Account or, at Bank’s sole option, withhold any amounts owed to Company to cover such increase, which debit or withholding (each, a “Debit Event”) shall satisfy the requirements of such increase. Company shall take whatever action is required for the Letter of Credit to remain available for full or partial draws by the Bank during the Term, and for a period of fifteen (15) months following the effective date of termination of this Agreement. Company acknowledges and agrees that Bank shall have the right to make full or partial draws on the Letter of Credit in its sole and absolute discretion (without prior notice to or consent by Company) in order to maintain the required balance in the Reserve Fees Account or to satisfy Company’s other financial obligations under the Agreement.

(d) Bank shall be entitled immediately to terminate this Agreement upon notice to Company in the event Company fails to comply in any respect with the provisions of this Section 5.1 (it being acknowledged that a Debit Event in lieu of the required adjustment to the amount of the Letter of Credit required herein shall not be deemed a failure of the provisions of this Section 5.1). Under no circumstances shall Bank’s decision to draw down any amount under the Letter of Credit constitute a waiver of any of Bank’s other rights under this Agreement, including without limitation Bank’s right to terminate this Agreement in accordance with Section 6.2(b).

7. Section 5.2 is hereby deleted and replaced with the following new Section 5.2:

5.2 Survival and Rebate of the Reserve Fees Account. The Reserve Fees Account shall be held and managed by Bank. Following termination of this Agreement, Bank will promptly rebate to Company the amount remaining in the Reserve Fees Account upon the earliest to occur of (a) twenty-four (24) months after the effective date of termination, (b) when all Account receivables have been purchased by Company, if permitted under this Agreement, or (c) when the balances of all Accounts become zero. The terms of this Article V shall survive termination of this Agreement.

8. Section 6.2(b)(ii) is hereby deleted in its entirety.

9. There is added to the Agreement a new Section 6.2(f) as follows:

(f) Card Substitution at Termination. If this Agreement terminates or is not renewed for any reason and Company does not purchase, or cause the purchase, of the Assets as provided herein, Bank shall be entitled during the last three (3) months of the Term to issue a general purpose bank credit or charge card in substitution of the existing Cards on the Accounts. Bank shall be entitled to use Account information, Cardholder names and addresses and the Company Marks for purposes of the card substitution. Company shall be entitled to review and approve the content of Cardholder communication(s) relating to the Card substitution, which approval shall not unreasonably be withheld, conditioned or delayed. Accounts for which Bank issues a general purpose bank card in substitution for a Card shall cease to be Accounts for purposes of this Agreement, shall be owned solely and exclusively by Bank and shall not be subject to the terms of this Agreement. Bank shall determine in its sole judgment which Cards shall be substituted with a general purpose bank card.

10. No other amendment. Except as expressly set forth herein, the Agreement and all Exhibits and Schedules thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Sixth Amendment to be executed as of the date first above written.

CITIBANK (SOUTH DAKOTA), N.A.		OFFICE DEPOT, INC.

By:	Douglas C. Morrison	By:	Jenny Boese

Title:	Vice President, Chief Financial Officer	Title:	Vice President, Treasurer

Date:	February 6, 2009	Date:	February 6, 2009